Exhibit 99.2

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

                               Adebayo O. Ogunlesi to Become Lead Director and Chair of the Board of Directors’

                              Corporate Governance, Nominating and Public Responsibilities Committee;

                               M. Michele Burns to Chair the Risk Committee and

                               Peter Oppenheimer to Chair the Audit Committee

New York, NY, July 24, 2014 — Upon James J. Schiro’s retirement, the Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced that the independent directors of the Board have appointed Adebayo O. Ogunlesi as Lead Director, and he will serve as Chair of the Board’s Corporate Governance, Nominating and Public Responsibilities Committee. In addition, M. Michele Burns will become Chair of the Risk Committee and Peter Oppenheimer will assume the role of Chair of the Audit Committee.

“Adebayo has had extensive experience across finance and global capital markets, helping lead both large financial institutions and global investing organizations,” said Lloyd C. Blankfein, Chairman and CEO. “The Board believes strongly that his judgment, broad perspective and experience working with investors around the world will serve him extremely well as our Lead Director. Michele and Peter have already made significant contributions as directors, including Michele as the prior Chair of our Audit Committee, and I thank them for their continued service in these critical roles.”

“Jim Schiro defined what an effective Lead Director is through a strong model of corporate governance and I intend to follow his extraordinary example,” said Mr. Ogunlesi. “I am honored to have been selected by the independent directors of the Board as Lead Director, and I am excited to build on Jim’s efforts in proactively and regularly engaging with our shareholders.”

Mr. Ogunlesi is the Managing Partner and Chairman of Global Infrastructure Partners, a private equity firm that invests worldwide in infrastructure assets in the energy, transport, and water and waste industry sectors. From 1983 to 2006, Mr. Ogunlesi held various positions at Credit Suisse, including as Executive Vice Chairman and Chief Client Officer (2004-2006), a member of the Executive Board and Management Committee (2002-2006) and Head of Global Investment Banking (2002-2004). Prior to joining Credit Suisse, Mr. Ogunlesi was an attorney at Cravath, Swaine & Moore, LLP (1981-1983) and served as a law clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court (1980-1981).

Mr. Ogunlesi currently serves on the board of directors of each of Callaway Golf Company and Kosmos Energy Ltd. In addition, Mr. Ogunlesi is the Chairman of Africa Finance Corporation and serves on the boards of various not-for-profit entities, including NewYork-Presbyterian Hospital, The NAACP Legal Defense and Educational Fund, Inc., the Partnership for New York City Fund, the Smithsonian National Museum of African Art and Americans for Oxford. He is a graduate of Oxford University, Harvard Business School and Harvard Law School.

Ms. Burns was Chief Executive Officer of the Retirement Policy Center, sponsored by Marsh & McLennan Companies, Inc. (MMC), from October 2011 to February 2014, and was Chairman and Chief Executive Officer of Mercer, a subsidiary of MMC and a global leader in human resource consulting, outsourcing and investment services, from September 2006 until October 2011. Prior to joining Mercer, Ms. Burns served as the Chief Financial Officer of several public companies, including MMC, Mirant Corporation and Delta Air Lines, Inc. She began her career at Arthur Andersen LLP holding various positions, including Senior Partner and Leader of the Southern Region Federal Tax Practice.

Ms. Burns is currently affiliated with the Stanford University Center on Longevity, serving as Center Fellow and Strategic Advisor, and is also on the boards of Cisco Systems, Inc. and Alexion Pharmaceuticals, Inc. Ms. Burns also serves as a Board member and Treasurer of the Elton John AIDS Foundation. She is a graduate of the University of Georgia, where she also received a Master’s degree in accounting.

Mr. Oppenheimer, retiring Senior Vice President at Apple, a designer and manufacturer of electronic devices and related software services, served as the company’s Chief Financial Officer for 10 years. Before becoming CFO at Apple, he was Senior Vice President and Corporate Controller from 2002 to 2004, and prior to that, from 1996 to 2002, he served first as Senior Director of Finance and Controller for the Americas, then as Vice President and Controller of Worldwide Sales and later as Vice President and Corporate Controller. Before joining Apple, from 1992 to 1996, Mr. Oppenheimer was the Divisional Chief Financial Officer of Finance, MIS, Administration and Equipment Leasing Portfolio at Automatic Data Processing, Inc., a leading provider of human capital management and integrated computing solutions, and prior to that, from 1988 to 1992 he was a consultant within the Information Technology Practice at Coopers & Lybrand, LLP.

Mr. Oppenheimer is a member of the boards of the California Polytechnic State University Foundation and of the Sacred Heart Schools in Atherton, California. He is a graduate of California Polytechnic State University, and received an MBA from the University of Santa Clara.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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